Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated June 26, 2014, with respect to the combined financial statements of Vidara Therapeutics International Limited and Subsidiaries and Vidara Therapeutics, Inc., included in Amendment No. 2 to Form S-4 Registration Statement (No. 333-197052) and related proxy statement/prospectus of Vidara Therapeutics International Public Limited Company for the registration of shares and warrants to purchase shares of its ordinary stock. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Habif, Arogeti & Wynne, LLP

Habif, Arogeti & Wynne, LLP

Atlanta, Georgia

August 6, 2014